Exhibit 99.1

PETROHAWK PROVIDES FOURTH QUARTER OPERATIONAL UPDATE

Final Proved Reserves up 34% Year Over Year at 1.42 Tcfe,

419% of Production Replaced

Haynesville Shale Gross Operated Production Reaches 160 Mmcfe/d

HOUSTON—February 3, 2009—Petrohawk Energy Corporation (“Petrohawk” or the “Company”) (NYSE:HK) provided its fourth quarter 2008 operational update, including additional drilling results in the Haynesville Shale and proved reserves for year-end 2008.

During the fourth quarter, Petrohawk drilled 218 wells, with a success rate of 98%. On average, 32 operated rigs and 15 non-operated rigs were running during the quarter, including a combination of spudder rigs and horizontal rigs in both the Haynesville Shale and Fayetteville Shale development programs. For 2008, Petrohawk drilled 739 total wells, also with a success rate of 98%.

Production for the fourth quarter was approximately 361 million cubic feet of natural gas equivalent (Mmcfe/d), a 15% quarter over quarter increase and a 52% increase over fourth quarter 2007, on a pro forma basis. Petrohawk exited the quarter producing approximately 400 Mmcfe/d. Full year 2008 production was approximately 305 Mmcfe/d.

Proved reserves at December 31, 2008 were 1.42 Tcfe, 94% natural gas and 56% proved developed, increasing proved reserves by 34% over year-end 2007 and replacing production by 419%. Approximately 80% of the Company’s proved reserves are located in its four primary operating areas: Elm Grove field (685 Bcfe), Fayetteville Shale (173 Bcfe), the Haynesville Shale (163 Bcfe), and Terryville field (112 Bcfe). Petrohawk’s estimated proved reserves at December 31, 2008 were prepared by the independent reserve engineering firm Netherland Sewell and Associates, Inc., in accordance with SEC guidelines. Reserves were computed using unescalated year end 2008 prices of $5.71 per Mmbtu of natural gas and $41.00 per barrel of oil, with adjustments for quality and basis differentials.

Haynesville Shale

Petrohawk recently placed four additional wells online utilizing production practices consistent with previously reported wells. The initial production rates of these wells averaged 17.7 Mmcfe/d, detailed as follows:

–	The Mack Hogan #4 (Bossier Parish, Section 3, 16N, 11W) had an initial production rate of 13.4 Mmcfe/d on a 24/64” choke with 6,350# flowing casing pressure.
–	The Osborne 8 #3H (Bossier Parish, Section 8, 16N, 11W) had an initial production rate of 18.8 Mmcfe/d on a 24/64” choke with 6,800# flowing casing pressure.
–	The Roos “A” #5 (Bossier Parish, Section 3, 16N, 11W) had an initial production rate of 15.1 Mmcfe/d on a 24/64” choke with 6,100# flowing casing pressure.

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The Griffith 11 #1 (DeSoto Parish, Section 11, 13N, 14W) had an initial production rate of 23.3 Mmcfe/d on a 28/64” choke with 7,550# flowing casing pressure. This well is a significant step-out to the southwest from existing completions.

Two Haynesville Shale completions, the Sample 4 #1 and the R.E. Smith Jr. 32 #1, experienced mechanical problems that resulted in lower than expected initial production rates. On the Sample 4 #1, a valve malfunctioned following completion, causing casing damage in the lateral portion of the well. The Company elected to produce the well on a 12/64” choke as a precaution against further wellbore damage. This well had an initial production rate of 5.4 Mmcfe/d with 7,020# flowing casing pressure. The R.E. Smith Jr. 32 #1 screened out halfway through completion due to the inadvertent firing of a perforating gun in the curve of the lateral. With only six stages of fracture stimulation, this well had an initial production rate of 11.1 Mmcfe/d on a 20/64” choke with 5,900# flowing casing pressure.

The Company is currently producing approximately 160 Mmcfe/d gross from the Haynesville Shale with 16 operated wells on production. Eleven operated wells have been on production 30 days or more, averaging 15.2 Mmcfe/d over their first 30 days of production. Eight operated wells have been on production 60 days or more, averaging 13.2 Mmcfe/d over their first 60 days of production. The four wells on production greater than 90 days have averaged 8.8 Mmcfe/d over their first 90 days of production. All operated wells to date have been produced utilizing similar production practices. During 2009, Petrohawk will conduct a pilot program on certain wells whereby production practices will be altered to restrict production by utilizing smaller choke sizes. The Company will monitor this subset of wells for effects on decline rate and mechanical operation.

Petrohawk’s current drilling and completion methodology focuses on completing wells with longer laterals and maximizing the number of frac stages, spaced approximately 325 feet apart. The objective of this technique is to minimize the total number of wells required to effectively drain the reservoir, resulting in lower overall development costs. The Company is currently targeting lateral lengths between 4,300’ and 4,600’ with up to 15 frac stages. Petrohawk’s first four completions averaged 3,339’ in lateral length with 10 frac stages while the last twelve completions have averaged 3,958’ in lateral length and 12 stages (with the exception of the R.E. Smith Jr 32 #3, which had down hole mechanical issues and only six frac stages).

During 2008, the Company utilized a “pre-drill” program whereby smaller, “spudder” rigs drilled the vertical portion of the wellbore in advance of horizontal rigs moving in to drill the lateral. At year end 2008, Petrohawk had eleven operated horizontal rigs running in the Haynesville Shale. The Company expects spud-to-first sales to average approximately 75 days during 2009, assuming longer laterals are drilled.

Petrohawk has budgeted $690 million for Haynesville Shale drilling in 2009. Seventy-five to eighty gross operated wells are budgeted, with approximately 6 wells expected to be completed per month. The Company expects to operate an average of 12 rigs in the play in 2009 with an emphasis on holding operated acreage.

Eagle Ford Shale

A second well in Petrohawk’s Eagle Ford Shale discovery in South Texas, formally known as Hawkville Field, was completed in mid-January. The Dora Martin #1H, located approximately 14 miles west of the Company’s first Eagle Ford Shale well, tested at a rate of 8.3 Mmcfe/d on a 22/64” choke with 4,610# flowing casing pressure. The well was drilled to a true vertical depth of approximately 11,000’ and had a lateral length of 4,300’ with 12 stages of fracture stimulation. The Company has also reached total depth on its third well, the Donnell #1H. Completion is scheduled for mid-February. Petrohawk is currently running one rig in the play with drilling and completion expected to average 50 days.

Fayetteville Shale

During the fourth quarter, Petrohawk drilled 44 operated and 74 non-operated wells in the Fayetteville Shale. Of 143 horizontal wells drilled during 2008, 113 had state test data available at December 31, 12 were waiting on state tests to be performed, and 18 were waiting on completion due to the delayed in-operation date of the Boardwalk pipeline. Current gross operated production in the Fayetteville Shale reached approximately 145 Mmcfe/d as of December 31, 2008.

Throughout 2008, the Company experienced significant operational improvements in the results of its completions, primarily as a result of drilling longer laterals with cemented liners. This supported by the following data comparing first quarter 2008 and fourth quarter 2008 techniques and results as follows:

–	Percentage of cemented liners increased from 4% in the first quarter to 100% in the fourth quarter
–	Average lateral length increased from 2,286’ in the first quarter to 2,655’ in the fourth quarter, a 16% increase
–	Average number of frac stages increased from 6.0 in the first quarter to 7.6 in the fourth quarter, a 27% increase
–	Average state initial production test rate increased from 1.919 Mmcfe/d in the first quarter to 2.456 in Mmcfe/d in the fourth quarter, a 28% increase
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Percentage of completions that tested greater than 3 Mmcfe/d increased from 12% in the first quarter to 54% in the fourth quarter, with 2 wells in the second half of 2008 testing greater than 5 Mmcfe/d

Price realizations and overall production from the Fayetteville Shale were impacted in the fourth quarter by a delay in the completion of a new third-party pipeline, which increased demand on other transportation lines servicing the play, causing wider than normal basis differentials. Production was either sold at lower than normal prices or shut in at various times during the quarter as a result of these market conditions. The new pipeline, constructed by Boardwalk Pipeline Partners LP, is currently in service and the Company currently expects no additional transportation constraints on its production in the area.

New Gathering Subsidiary – Hawk Field Services, LLC

During 2008, Petrohawk initiated construction of its own gathering systems servicing the Company’s as well as third party production in the Fayetteville Shale and Haynesville Shale. Operating under a new subsidiary, Hawk Field Services, LLC, Petrohawk constructed approximately 100 miles of gathering lines in the Fayetteville Shale in 2008, with approximately 150 miles of gathering lines currently in service, under construction or planned in the Haynesville Shale during 2009.

Petrohawk Fourth Quarter and Full Year 2008 Earnings Conference Call

Petrohawk has scheduled a conference call for Wednesday, February 25, 2009 at 9:30 a.m. CDT (10:30 a.m. EDT) to discuss fourth quarter and full year 2008 financial and operating results. To access, dial 800-644-8607 five to ten minutes before the call begins. Please reference Petrohawk Energy Conference ID 81822729. International callers may also participate by dialing 706-679-8184. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until March 11, 2009. To access the replay, please dial 800-642-1687 and reference conference ID 81822729. International callers may listen to a playback by dialing 706-645-9291. In addition, the call will be webcast live on Petrohawk’s website at http://www.petrohawk.com. A replay of the call will be available at that site through March 11, 2008.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of natural gas and oil with properties concentrated in North Louisiana, Arkansas, East Texas, Oklahoma and the Permian basin.

For more information contact Joan Dunlap, Vice President—Investor Relations, at 832-204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.

Additional Information for Investors

This press release contains forward-looking information regarding Petrohawk that is intended to be covered by the safe harbor “forward-looking statements” provided by of the Private Securities Litigation Reform Act of 1995, based on Petrohawk’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward-looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Petrohawk’s operations or financial results are included in Petrohawk’s reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Petrohawk does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

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